Exhibit 99.1

CAVIUM, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements are filed as part of this Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cavium, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Cavium, Inc. and its subsidiaries (“the Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive loss and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2017 appearing under Item 8 (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for certain elements of its employee share-based payments in 2017.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 1, 2018

We have served as the Company’s auditor since 2001.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

CAVIUM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$140,498	$221,439
Accounts receivable, net of allowances of $3,156 and $4,130, respectively	230,143	125,728
Inventories	93,674	119,692
Prepaid expenses and other current assets	22,794	22,259

Total current assets	487,109	489,118
Property and equipment, net	192,515	150,862
Intangible assets, net	664,769	764,885
Goodwill	237,692	241,067
Other assets	7,240	4,599

Total assets	$1,589,325	$1,650,531

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$91,318	$65,456
Accrued expenses and other current liabilities	38,753	64,967
Deferred revenue	9,236	8,412
Current portion of long-term debt	3,270	3,865
Capital lease and technology license obligations	31,435	25,535

Total current liabilities	174,012	168,235
Long-term debt	592,963	675,414
Capital lease and technology license obligations, net of current portion	15,370	27,878
Deferred tax liability	2,686	18,774
Other non-current liabilities	25,948	18,386

Total liabilities	810,979	908,687

Commitments and contingencies (Note 13)

Stockholders’ equity
Preferred stock, par value $0.001:
10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001:
200,000,000 shares authorized; 69,155,793 and 67,181,634 shares issued and outstanding, respectively	69	67
Additional paid-in capital	1,183,819	1,079,043
Accumulated deficit	(406,352)	(336,621)
Accumulated other comprehensive income (loss)	810	(645)

Total stockholders’ equity	778,346	741,844

Total liabilities and stockholders’ equity	$1,589,325	$1,650,531

The accompanying notes are an integral part of these consolidated financial statements.

CAVIUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015
Net revenue	$984,018	$603,314	$412,744
Cost of revenue	484,434	318,000	143,767

Gross profit	499,584	285,314	268,977

Operating expenses:
Research and development	377,941	257,816	203,778
Sales, general and administrative	178,335	161,051	78,926

Total operating expenses	556,276	418,867	282,704

Loss from operations	(56,692)	(133,553)	(13,727)

Other income (expense), net:
Interest expense	(29,147)	(12,734)	(1,241)
Other, net	220	75	(410)

Total other expense, net	(28,927)	(12,659)	(1,651)

Loss before income taxes	(85,619)	(146,212)	(15,378)
Provision for (benefit from) income taxes	(16,760)	997	1,682

Net loss	$(68,859)	$(147,209)	$(17,060)

Earnings per share:
Net loss per common share, basic	$(1.01)	$(2.42)	$(0.31)
Shares used in computing basic net loss per common share	68,394	60,883	55,589
Net loss per common share, diluted	$(1.01)	$(2.42)	$(0.31)
Shares used in computing diluted net loss per common share	68,394	60,883	55,589

The accompanying notes are an integral part of these consolidated financial statements.

CAVIUM, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total
Balance at December 31, 2014	54,458,288	54	$488,981	$(172,352)	$—	$316,683
Common stock issued in connection with exercises of stock options	685,439	1	9,607			9,608
Common stock issued in connection with vesting of restricted stock units	1,115,525	1				1
Stock-based compensation			48,298			48,298
Payments to common shareholders of Xpliant			(3,630)			(3,630)
Net loss				(17,060)		(17,060)

Balance at December 31, 2015	56,259,252	56	543,256	(189,412)	—	353,900
Common stock issued in connection with exercises of stock options	1,010,670	1	11,424			11,425
Common stock issued in connection with vesting of restricted stock units	1,547,694	2				2
Taxes withheld on net settled vesting of restricted stock units			(1,930)			(1,930)
Issuance of common stock in connection with the acquisition of QLogic	8,364,018	8	431,157			431,165
Stock-based compensation			85,703			85,703
Fair value of the replacement equity awards attributable to pre-acquisition service			9,433			9,433
Other comprehensive loss					(645)	(645)
Net loss				(147,209)		(147,209)

Balance at December 31, 2016	67,181,634	67	1,079,043	(336,621)	(645)	741,844
Common stock issued in connection with exercises of stock options	205,535		6,472			6,472
Common stock issued in connection with vesting of restricted stock units	1,768,624	2				2
Taxes withheld on net settled vesting of restricted stock units			(5,748)			(5,748)
Stock-based compensation			103,180			103,180
Impact of adoption of updated guidance on stock-based compensation			872	(872)		—
Other comprehensive income					1,455	1,455
Net loss				(68,859)		(68,859)

Balance at December 31, 2017	69,155,793	$69	$1,183,819	$(406,352)	$810	$778,346

The accompanying notes are an integral part of these consolidated financial statements.

CAVIUM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Net loss	$(68,859)	$(147,209)	$(17,060)
Foreign currency translation adjustments	1,455	(645)	—

Comprehensive loss	$(67,404)	$(147,854)	$(17,060)

The accompanying notes are an integral part of these consolidated financial statements.

CAVIUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(68,859)	$(147,209)	$(17,060)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	102,871	85,330	48,297
Depreciation and amortization	205,155	99,236	42,442
Deferred income taxes	(16,646)	(2,138)	663
Amortization of deferred debt financing costs	6,015	1,631	—
Loss on disposal of property and equipment	933	5,188	129
Gain on disposition of certain consumer product assets	—	—	(400)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable, net	(104,415)	8,590	(20,543)
Inventories	26,328	(9,010)	4,914
Prepaid expenses, other current and non-current assets	(1,153)	(1,118)	(2,110)
Accounts payable	14,941	(7,524)	(220)
Deferred revenue	824	1,492	31
Accrued expenses, other current and non-current liabilities	(20,100)	31,030	1,706

Net cash provided by operating activities	145,894	65,498	57,849

Cash flows from investing activities:
Purchases of property and equipment	(89,655)	(49,660)	(35,826)
Purchases of intangible assets	(17,860)	(51,440)	(6,440)
Cash payment for acquisitions, net of cash and cash equivalents acquired	—	(573,830)	(3,630)
Proceeds received from sale of held for sale assets	—	32,420	—
Proceeds received from disposition of certain consumer product assets	—	—	400
Proceeds from the sale of available-for-sale securities	—	375	1,000

Net cash used in investing activities	(107,515)	(642,135)	(44,496)

Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of options	6,474	11,427	9,609
Payment of taxes withheld on net settled vesting of restricted stock units	(5,748)	(1,930)	—
Principal payment of capital lease and technology license obligations	(30,985)	(23,716)	(20,034)
Proceeds from issuance of long-term debt	—	750,000	—
Debt financing costs	—	(20,601)	—
Principal payments of long-term debt	(89,061)	(51,750)	—

Net cash provided by (used in) financing activities	(119,320)	663,430	(10,425)

Net increase (decrease) in cash and cash equivalents	(80,941)	86,793	2,928
Cash and cash equivalents, beginning of period	221,439	134,646	131,718

Cash and cash equivalents, end of period	$140,498	$221,439	$134,646

Supplemental disclosures of cash flow information:
Cash paid for interest	$24,376	$10,105	$1,273
Cash paid for taxes	7,726	2,207	958
Supplemental disclosure of cash flows from investing activities:
Additions to property and equipment and intangible assets included in accounts payable	$16,899	$3,419	$2,335
Supplemental disclosure of cash flows from financing activities:
Issuance of common stock in connection with the QLogic acquisition	$—	$431,165	$—

The accompanying notes are an integral part of these consolidated financial statements.

CAVIUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Organization

Cavium, Inc., (the “Company”), was incorporated in the state of California on November 21, 2000 and was reincorporated in the state of Delaware effective February 6, 2007. The Company designs, develops and markets semiconductor processors for intelligent and secure networks.

Acquisition of QLogic

On August 16, 2016, the Company completed the acquisition of QLogic Corporation, which we subsequently converted to a limited liability company. Where we refer to “QLogic” in this document, we refer to QLogic Corporation for time periods prior to the conversion to a limited liability company, and to the limited liability company for time periods after the conversion. QLogic designs and supplies high-performance server and storage networking connectivity products that provide, enhance and manage computer data communication used in enterprise, managed service provider and cloud service provider datacenters. See Note 2 of Notes to Consolidated Financial Statements for further discussion regarding the Company’s acquisition of QLogic.

Pending Acquisition by Marvell

On November 19, 2017, the Company entered into an Agreement and Plan of Merger with Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell” or “Parent”) and Kauai Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) (the “Marvell Merger Agreement”). Pursuant to the Marvell Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as an indirect wholly owned subsidiary of Parent. Subject to the terms and conditions set forth in the Marvell Merger Agreement, at the effective time of the Merger, each share of common stock of the Company (“Company Share”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) Company Shares held by the Company (or held in the Company’s treasury) or held by Parent, Merger Sub or any other subsidiary of Parent, (ii) Company Shares held, directly or indirectly, by any subsidiary of the Company, or (iii) Company Shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law) will be converted into the right to receive 2.1757 common shares, $0.002 par value per share, of Parent (each, a “Parent Share”) and $40.00 in cash, without interest (the “Merger Consideration”).

In general, as a result of the Merger, at the effective time of the Merger, (i) each stock option, then outstanding, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such company stock option, Parent Shares at a conversion ratio as set forth in the Marvell Merger Agreement; (ii) unvested restricted stock units will be assumed and converted into Marvell restricted stock units at a conversion ratio as set forth in the Marvell Merger Agreement; (iii) vested restricted stock units (including restricted stock units that will vest just prior to or as of the effective time of the Merger) will receive the Merger Consideration based on the number of shares of our common stock underlying the restricted stock unit; and (iv) unvested performance-based restricted stock units will be assumed by Marvell and converted into Marvell restricted stock units (based on target level of performance achieved as of the last trading day prior to the closing of the Merger and the conversion ratio as set forth in the Marvell Merger Agreement).

The Marvell Merger Agreement contains representations, warranties and covenants of the parties customary for a transaction of this type. The consummation of the Merger is subject to customary closing conditions, including, among other things, approval by the Company’s shareholders, approval by Parent’s shareholders of the issuance of Parent Shares in connection with the Merger (the “Parent Share Issuance”), and the receipt of certain regulatory clearances, including the required clearances from the Committee on Foreign Investment in the United States (“CFIUS”), the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), and the Office for Competition and Consumer Protection of Poland (“OCCP).

The Marvell Merger Agreement provides Parent and us with certain termination rights, and under certain circumstances, may require Parent or the Company to pay a termination fee. The Marvell Merger Agreement provides that in certain circumstances, the Company’s board of directors has the right to terminate the Marvell Merger Agreement in order to enter into a definitive agreement relating to a superior offer. In that event, the Marvell Merger Agreement requires the Company to pay a termination fee of $180.0 million. The Marvell Merger Agreement provides that, in certain circumstances, the Marvell board of directors has the right to terminate the Merger Agreement in order to enter into a definitive agreement relating to a superior offer. In that event, the Marvell Merger Agreement provides that Marvell pay the Company a termination fee of $180.0 million. In addition, the Merger Agreement provides that Marvell will be required to pay the Company a termination fee of $50.0 million if, under certain specified circumstances, MOFCOM approval has not been obtained and the Marvell Merger Agreement is terminated. The Marvell Merger Agreement also provides that Marvell will be required to pay the Company a termination fee of $180.0 million if, under certain specified circumstances, CFIUS Approval has not been obtained and the Merger Agreement is terminated. The transaction is expected to close in mid-calendar year 2018.

The Company recorded acquisition-related costs of approximately $11.2 million in the year ended December 31, 2017, primarily for outside legal and external financial advisory fees associated with the pending acquisition by Marvell. These costs were recorded in sales, general and administrative expenses in the Company’s consolidated statements of operations. Additional acquisition-related costs are expected to be incurred through the closing of the Merger.

Basis of Consolidation

The consolidated financial statements include the accounts of Cavium, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Prior to the closing of the acquisition of Xpliant, Inc. (“Xpliant”) in April 2015, as discussed in Note 2 of Notes to Consolidated Financial Statements, the Company accounted for Xpliant as a variable interest entity, or VIE. Under the accounting principles generally accepted in the United States of America, or US GAAP, a VIE is required to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Revenue Recognition

The Company primarily derives its revenue from sales of semiconductor products to original contract manufacturers, or OEM, or through an OEM’s contract manufacturers or distributors. To a lesser extent, the Company also derive revenue from licensing software and related maintenance and support and from professional service arrangements. The Company recognizes revenue when (i) persuasive evidence of a binding arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the price is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collectibility is reasonably assured.

The Company records a reduction in revenue for provision for estimated sales returns in the same period the related revenues are recorded. These estimates are based on historical patterns of return, analysis of credit memo data and other known factors at the time. The Company also records reductions of revenue for pricing adjustments, such as competitive pricing programs and rebates, in the same period that the related revenue is recorded. In 2016, the Company started its rebate programs with certain customers. In addition, the Company assumed and continued the existing QLogic rebate programs following the closing of the QLogic acquisition. The Company accrues the full potential rebates at the time of sale and does not apply a breakage factor. The reversal of the accrual of unclaimed rebate will be made if the specific rebate programs contractually ends and when the Company believes that the unclaimed rebates are no longer subject to payment. Rebates and accrued rebates balances included in the Company’s consolidated financial statements for the periods presented were not material.

Revenue is recognized upon shipment to distributors with limited rights of returns and price protection if the Company concludes that it can reasonably estimate the credit for returns and price adjustments issuable. The Company records an estimated allowance, at the time of shipment, based on the Company’s historical patterns of returns and pricing credit of sales recognized upon shipment. Credits issued to distributors or other customers have historically not been material. The inventory at these distributors at the end of the period may fluctuate from time to time mainly due to the OEM production ramps and/or new customer demands.

Software arrangements typically include time-based licenses for 12 months with related support. The Company does not sell support separately, therefore, revenue from software arrangements is recognized ratably over the support period. The software arrangement may also include professional services, and these services may be purchased separately. Professional services engagements are billed on either a fixed-fee or time-and-materials basis. For fixed-fee arrangements, professional services revenue is recognized under the proportional performance method, with the associated costs included in cost of revenue. The Company estimates the proportional performance of the arrangements based on an analysis of progress toward completion. The Company periodically evaluates the actual status of each project to ensure that the estimates to complete each contract remain accurate, and a loss is recognized when the total estimated project cost exceeds project revenue. If the amount billed exceeds the amount of revenue recognized, the excess amount is recorded as deferred revenue. Revenue recognized in any period is dependent on progress toward completion of projects in progress. To the extent we are unable to estimate the proportional performance, revenue is recognized on a completed performance basis. Revenue for time-and-materials engagements is recognized as the effort is incurred.

For sales that include multiple deliverables, the Company allocates revenue based on the relative selling price of the individual components. When more than one element, such as hardware and services, are contained in a single arrangement, the Company allocates revenue between the elements based on each element’s relative selling price, provided that each element meets the criteria for treatment as a separate unit of accounting.

Accounting for Stock-Based Compensation

The Company applies the fair value recognition provisions of stock-based compensation. The Company recognizes the fair value of the awards on a straight-line basis over its vesting periods. The Company estimates the grant date fair value of stock options using the Black-Scholes option valuation model. The Black-Scholes option valuation model used to determine the fair value of stock options requires various subjective assumptions, including expected volatility, expected term and the risk-free interest rates. The stock price volatility assumption is estimated using the Company’s historical stock price volatility. For options granted beginning in 2016, the Company used historical exercise patterns to estimate the expected life. Prior to 2016, the Company used the simplified method as permitted by the guidance on stock-based compensation to estimate the expected life since the Company had no sufficient history of weighted average period from the date of grant to exercise, cancellation, or expiration. The risk free interest rate is based on the implied yield currently available on United States. Treasury securities with an equivalent remaining term.

For all restricted stock unit, or RSU, grants other than RSU grants with a market condition, the fair value of the RSU grant is based on the market price of the Company’s common stock on the date of grant. For performance-based RSU grants, the Company evaluates the probability of achieving the milestones for each of the outstanding performance-based RSU grants at each reporting period and updates the related stock-based compensation expense. The fair value of market-based RSUs is determined using the Monte Carlo simulation method which takes into account multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This method requires the input of assumptions, including the expected volatility of the Company’s common stock, and a risk-free interest rate, similar to assumptions used in determining the fair value of the stock option grants discussed above.

The grant date fair value of the stock options and RSUs are recorded based upon the vesting method over the service period. Following the adoption of the updated guidance on stock-based compensation effective January 1, 2017, the Company elected to account for forfeitures when they occur, on a modified retrospective basis. The adoption of this updated guidance did not have a material impact on the Company’s consolidated financial statements.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets, including those related to tax loss carryforwards and credits, and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets when management cannot conclude that it is more-likely-than-not that the net deferred tax asset will be recovered. The valuation allowance is determined by assessing both positive and negative evidence to determine whether it is more-likely-than-not that deferred tax assets are recoverable; such assessment is required on a jurisdiction-by-jurisdiction basis.

The Company recognizes uncertain tax positions when it meets a more-likely-than-not threshold. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Business Combinations

The Company accounts for business combinations using the purchase method of accounting. In accordance with the guidance provided under business combinations, the Company allocates the purchase price of business combinations to the tangible assets, liabilities and intangible assets acquired, including in-process research and development, or IPR&D, based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The Company’s valuation assumption of acquired assets and assumed liabilities requires significant estimates, especially with respect to intangible assets. The Company determines the recognition of intangible assets based on the following criteria: (i) the intangible asset arises from contractual or other rights; or (ii) the intangible is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. The Company estimates the fair value based upon assumptions the Company believes to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. Acquisition-related costs, including advisory, legal, accounting, valuation and other costs, are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Goodwill and indefinite-lived intangible assets

Goodwill is measured as the excess of the cost of an acquisition over the sum of the amounts assigned to tangible and identifiable intangible assets and liabilities assumed. The Company evaluates goodwill for impairment at its single reporting unit level at least on an annual basis in the fourth quarter of the calendar year or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flow. The Company performs a qualitative assessment to determine if any events have occurred or circumstances exist that would indicate that it is more-likely-than-not that a goodwill impairment exists. If any indicators exist based on the qualitative analysis that it is more-likely-than-not that a goodwill impairment exists, the quantitative test is required. Otherwise, no further testing is required.

IPR&D acquired in an asset acquisition is capitalized only if it has an alternative future use. IPR&D recorded as an asset acquired through business combinations is not amortized but instead is tested annually for impairment, or more frequently when events or changes in circumstances indicate that the asset might be impaired. The Company initially assesses qualitative factors to determine whether it is more likely than not that the fair value of IPR&D is less than its carrying amount, and if so, the Company conducts a quantitative impairment test. The quantitative impairment test consists of a comparison of the fair value of IPR&D to its carrying amount. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to the difference. When an IPR&D project is complete, the related intangible asset becomes subject to amortization and impairment analysis as a long-lived asset.

Long-lived assets

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets (or asset group) may not be fully recoverable. Whenever events or changes in circumstances suggest that the carrying amount of long-lived assets may not be recoverable, the Company estimates the future cash flows expected to be generated by the assets (or asset group) from its use or eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Significant management judgment is required in the grouping of long-lived assets and forecasts of future operating results that are used in the discounted cash flow method of valuation.

Inventories

Inventories consist of work-in-process and finished goods. Inventories not related to an acquisition are stated at the lower of cost (determined using the first-in, first-out method), or market value (estimated net realizable value). Inventories from acquisitions are stated at fair value at the date of acquisition. The Company writes down excess and obsolete inventory based on its age and forecasted demand, generally over a 12 month period, which includes estimates taking into consideration the Company’s outlook on uncertain events such as market and economic conditions, technology changes, new product introductions and changes in strategic direction. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values. Inventory write-downs are not reversed until the related inventories have been sold or scrapped.

Inventories acquired through business combinations are recorded at their acquisition date fair value, which is the estimated selling price less the costs of disposal and a normal profit allowance.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method generally over the following estimated useful lives:

Estimated Useful Lives

Software, design tools, computer and other equipment	1 to 5 years
Test equipment and mask costs	1 to 5 years
Furniture and office equipment	1 to 5 years

Leasehold improvements are amortized over the shorter of estimated useful lives or unexpired lease term. Additions and improvements that increase the value or extend the life of an asset are capitalized. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Ordinary repairs and maintenance costs are expensed as incurred.

The Company capitalizes the cost of fabrication masks that are reasonably expected to be used during production manufacturing. Such amounts are included within property and equipment and are depreciated over a period of 12 to 24 months and recorded as a component of cost of revenue. If the Company does not reasonably expect to use the fabrication mask during production manufacturing, the related mask costs are expensed to research and development in the period in which the costs are incurred.

The Company leases certain design tools under financing arrangements which are included in property and equipment. The Company also capitalizes acquired internally used software in property and equipment. Subsequent additions, modifications or upgrades to internally used software are capitalized to the extent it provides additional usage or functionality.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs that may be used to measure fair value. The first two levels of inputs are considered observable and the last unobservable. A description of the three levels of inputs is as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents consist of an investment in a money market fund.

Allowance for Doubtful Accounts

The Company reviews its allowance for doubtful accounts by assessing individual accounts receivable over a specific age and amount. The Company’s allowance for doubtful accounts were not material for the periods presented.

Concentration of Risk

The Company’s products are currently manufactured, assembled and tested by third-party contractors in Asia. There are no long-term agreements with any of these contractors. A significant disruption in the operations of one or more of these contractors would impact the production of the Company’s products for a substantial period of time, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company deposits cash with credit worthy financial institutions. The Company has not experienced any losses on its deposits of cash. Management believes that the financial institutions the Company utilizes are reputable and, accordingly, minimal credit risk exists. The Company’s cash equivalents are invested in a money market fund. The Company follows an established investment policy and set of guidelines to monitor, manage and limit the Company’s exposure to interest rate and credit risk. The policy sets forth credit quality standards and limits the Company’s exposure to any one issuer, as well as the maximum exposure to various asset classes.

A majority of the Company’s accounts receivable are derived from customers headquartered in the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The Company provides an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable.

Summarized below are individual customers whose accounts receivable balances were 10% or higher of the consolidated gross receivable:

	As of December 31,
	2017	2016
Percentage of gross accounts receivable
Customer A	15%	15%
Customer B	11%	*
Customer C	*	12%
Customer D	*	11%
Customer E	*	11%

*	Represents less than 10% of the gross accounts receivable for the respective year end.

Summarized below are individual OEM customers whose revenue balances were 10% or higher of the consolidated net revenue:

	Year Ended December 31,
	2017	2016	2015
Percentage of revenue by customer
Customer C	12%	*	*
Customer D	13%	*	*
Customer F	11%	12%	13%
Customer G	*	13%	18%
Customer H	*	*	12%

*	Represents less than 10% of the net revenue for the respective year end.

Deferred revenue

The Company records deferred revenue for customer billings and advance payments received from customers before the performance obligations have been completed and/or services have been performed for products and/or service related agreements.

Warranty Accrual

The Company’s products are generally subject to a one-year warranty period though certain products carry a warranty for up to three years. The Company records a liability for product warranty obligations in the period the related revenue is recorded based on historical warranty experience. Warranty expenses and warranty accrual included in the Company’s consolidated financial statements were not material for the periods presented.

Deferred Research and Development Cost

Occasionally, the Company receives funding from third-party companies for certain collaboration research and development. The Company records the funding received as deferred research and development costs within accrued expense and other liabilities. The liability for deferred research and development cost will be reduced over time to offset the research and development expenses incurred by the Company related to such funding.

Research and Development

Research and development costs are expensed as incurred and primarily include personnel costs, prototype expenses, which include the cost of fabrication mask costs not reasonably expected to be used in production manufacturing, and allocated facilities costs as well as depreciation of equipment used in research and development.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses included in the Company’s consolidated statements of operations were not material for the periods presented.

Operating Leases

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as accrued rent in accrued expenses and other current and non-current liabilities on the consolidated balance sheets. In instances where the Company leases an existing structure and is entitled for reimbursement from a landlord for the tenant improvements, the Company classifies the amount as an incentive and includes the amount as deferred rent credits (either prepaid rent or accrued rent) on the consolidated balance sheets. The deferred rent credit is amortized as rent expense on a straight-line basis over the base term of the lease. Landlord reimbursements from these transactions are included in cash flows from operating activities as changes in assets and liabilities.

Other Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity other than transactions with stockholders. The Company’s accumulated other comprehensive income (loss) consists of foreign currency translation adjustments.

Foreign Currency Remeasurement

Prior to the completion of operational and tax restructuring during the third quarter of 2017, certain of the Company’s foreign subsidiaries from the QLogic acquisition used functional currency other than United States dollars. Assets and liabilities of these subsidiaries were translated to United States dollars at exchange rates in effect at the balance sheet date, and income and expenses were translated at average exchange rates during the period. The resulting translation adjustments were recorded as a component of accumulated other comprehensive income (loss).

Following the completion of operational and tax restructuring of certain QLogic foreign subsidiaries as discussed above, the Company uses the United States dollar as functional currency for most of its subsidiaries. Assets and liabilities denominated in non-United States dollars are remeasured into United States dollars at end-of-period exchange rates for monetary assets and liabilities. Historical exchange rates are used for non-monetary assets and liabilities. Income and expense amounts are remeasured at average exchange rates in effect during each period, except those income and expense amounts related to the non-monetary assets and liabilities which are measured at historical exchange rates. The aggregate foreign exchange gains and losses, which are included in other, net in the consolidated statements of operations were not material for the periods presented.

Recently Adopted Accounting Standard

Effective January 1, 2017, the Company adopted the updated guidance on stock-based compensation issued by the Financial Accounting Standards Board, or FASB, in March 2016. Under the new guidance, all excess tax benefits and tax deficiencies will be recognized in the income statement as they occur. This replaced the previous guidance, which requires tax benefits that exceed compensation cost (windfalls) to be recognized in equity. It also eliminates the need to maintain a “windfall pool,” and removes the requirement to delay recognizing a windfall until it reduces current taxes payable. Upon adoption of this new guidance, in the first quarter of 2017, the Company recognized deferred tax assets of $101.7 million for the excess tax benefits that arose directly from tax deductions related to equity compensation greater than the amounts recognized for financial reporting and also recognized an increase of an equal amount in the valuation allowance against those deferred tax assets. Upon adoption, the Company elected to account for forfeitures when they occur, on a modified retrospective basis, which did not have a material impact on the Company’s consolidated financial statements. The new guidance also changed the cash flow presentation of excess tax benefits, classifying them as operating inflows, consistent with other cash flows related to income taxes. Further, following the adoption of this updated guidance, there will be additional dilutive effects in earnings per share calculations because there will no longer be excess tax benefits recognized in additional paid in capital.

Update to Recently Issued Accounting Standards Not Yet Effective

The FASB issued accounting standard updates that create a single source of revenue guidance under US GAAP for all companies, in all industries, effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company will adopt this standard effective on January 1, 2018, with an immaterial estimated cumulative effect adjustment to its opening accumulated deficit, under the modified retrospective approach. The Company’s assessment process consisted of reviewing its current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to its revenue contracts and identifying appropriate changes to its business processes, systems and controls to support revenue recognition and disclosure requirements under the new standard. The Company’s evaluation of its revenue sources and their treatment under the new standard is nearing completion. The Company has concluded the unit of accounting will be consistent with the current revenue guidance. The Company believes that the new standard and related new revenue recognition policies will not result in a material change to its consolidated financial statements, including no change to the timing of recognition of revenue for the sale of its semiconductor products, which represent the substantial majority of the Company’s consolidated revenue.

In May 2017, the FASB issued an update to the guidance on stock-based compensation which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The new guidance will reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications. Under this updated standard, an entity will not apply modification accounting to a share-based payment award if the award’s fair value, vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, and will be applied prospectively to awards modified on or after the adoption date. The Company will adopt this standard effective on January 1, 2018 and does not expect it to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued an update to the guidance to simplify the measurement of goodwill by eliminating the Step 2 impairment test. The update is effective for goodwill impairment tests in fiscal years beginning after December 15, 2019, though early adoption is permitted. The Company is currently assessing the impact of this new guidance but does not expect it to have a material impact on its consolidated financial statements.

In November 2016, the FASB issued an update to the guidance on statement of cash flows—restricted cash presentation. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period, but any adjustments must be reflected as of the beginning of the fiscal year that includes that interim period. The new standard must be adopted retrospectively. The Company will adopt this standard effective on January 1, 2018 and does not expect it to have a material impact on its consolidated financial statements. The Company does not have restricted cash in the periods presented.

In October 2016, the FASB issued an update to the guidance on income taxes. This new guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. This new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company will adopt this standard effective on January 1, 2018 and does not expect it to have a material impact on its consolidated financial statements.

In August 2016, the FASB issued new guidance on cash flow classification of certain cash receipts and cash payments. This new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods during the annual period and require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The Company will adopt this standard effective on January 1, 2018 and does not expect it to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued updated guidance on leases which requires a lessee to recognize the assets and lease liabilities on the balance sheet for certain leases classified as operating leases under previous GAAP. In September 2017, the FASB provided additional clarification and implementation guidance on leases. This updated guidance is effective for annual and interim periods beginning after December 15, 2018. Early adoption is permitted. Although the Company is currently evaluating the impact this new guidance will have on its consolidated financial statements and related disclosures, the Company expects that most of its operating lease commitments will be subject to the new standard and will be recognized as operating lease liabilities and right-of-use assets upon adoption.

In January 2016, the FASB issued updated guidance on Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this updated guidance are effective for annual and interim periods beginning after December 15, 2017. The Company will adopt this standard effective on January 1, 2018 and does not expect it to have a material impact on its consolidated financial statements.

2. Business Combinations

QLogic Corporation

On August 16, 2016, pursuant to the terms of an Agreement and Plan of Merger dated June 15, 2016, by and among the Company, Quasar Acquisition Corp. (a wholly owned subsidiary of the Company) and QLogic (the “QLogic Merger Agreement”), the Company acquired all outstanding shares of common stock of QLogic (the “QLogic shares”) pursuant to an exchange offer for $11.00 per share in cash and 0.098 of a share of the Company’s common stock for each share of QLogic stock (“Transaction Consideration”) followed by a merger. The acquisition was funded with a combination of cash and proceeds from debt financing. See Note 11 of Notes to Consolidated Financial Statements for discussion of the debt financing.

The following table summarizes the total acquisition consideration (in thousands, except shares and per share data):

Cash consideration to QLogic common stockholders	$936,961
Common stock (8,364,018 shares of the Company’s common stock at $51.55 per share)	431,165
Cash consideration for vested “in the money” stock options and fractional shares	1,934
Fair value of replacement equity awards attributable to pre-acquisition service	9,433

Total acquisition consideration	$1,379,493

Pursuant to the QLogic Merger Agreement, the Company assumed the unvested equity awards originally granted by QLogic and converted them into the Company’s equivalent awards. The portion of the fair value of partially vested awards associated with prior service of QLogic employees represented a component of the total consideration, as presented above. The Company also made cash payments for vested and in the money stock options and for the fractional shares that resulted from conversion as specified in the QLogic Merger Agreement.

The Company allocated the acquisition consideration to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The fair value of the acquired tangible and identifiable intangible assets were determined based on inputs that are unobservable and significant to the overall fair value measurement. It is also based on estimates and assumptions made by management at the time of the acquisition. As such, this was classified as Level 3 fair value hierarchy measurements and disclosures.

The Company allocated the acquisition consideration to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The allocation was as follows:

	Amounts Previously Recognized as of Acquisition Date (Provisional)	Measurement Period Adjustments	Amounts Recognized as of Acquisition Date (Final Allocation)
	(amounts in thousands)
Cash and cash equivalents	$365,065	$—	$365,065
Marketable securities	375	—	375
Accounts receivable	65,576	—	65,576
Inventories	63,300	—	63,300
Prepaid expense and other current assets	8,274	3,121	11,395
Property and equipment	81,890	—	81,890
Intangible assets	721,700	—	721,700
Other assets	1,559	—	1,559
Goodwill	169,589	(3,375)	166,214
Accounts payable	(41,776)	—	(41,776)
Accrued expense and other current liabilities	(21,884)	—	(21,884)
Deferred revenue	(603)	—	(603)
Deferred tax liability	(17,237)	—	(17,237)
Other non-current liabilities	(16,335)	254	(16,081)

Total acquisition consideration	$1,379,493	$—	$1,379,493

The provisional amounts presented in the table above pertained to the preliminary purchase price allocation reported in the Company’s December 31, 2016 Annual Report on Form 10-K. The measurement period adjustments recorded in the third quarter of 2017 were primarily related to the completion of the final QLogic income tax returns. The Company does not believe that the measurement period adjustments had a material impact on its consolidated statements of operations, balance sheets or cash flows in any periods previously reported.

The valuation of identifiable intangible assets and their estimated useful lives are as follows:

	Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Existing and core technology	$578,400	6
In-process research and development (IPRD)	78,900	n/a
Customer relationships	51,100	10
Tradename and trademark	13,300	5

	$721,700

The IPR&D consists of two projects relating to the development of process technologies to manufacture next generation Fibre Channel and Ethernet products. The IPRD are accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. The IPRD will not be amortized until the completion of the related products which is determined by when the underlying projects reached technological feasibility. Upon completion, the IPRD will be amortized over its estimated useful life; useful lives for IPRD are expected to range between 5 to 6 years. During the second quarter of 2017, the underlying project related to Ethernet had achieved production status and concurrently was introduced to the market. As such, the Company reclassified $18.6 million of the IPRD associated with the Ethernet project to existing and core technology and it is being amortized over the estimated useful life of the asset. The Fibre Channel project is expected to be completed in fiscal year 2019.

The fair value of existing and core technology and IPR&D was determined by performing a discounted cash flow analysis using the multi period excess earnings approach. This method includes discounting the projected cash flows associated with each technology over its expected life. Projected cash flows attributable to the existing and core technology and IPR&D were discounted to their present value at a rate commensurate with the perceived risk. The valuation of customer relationships was based on the distributor method, taking into account the profit margin a market participant distributor would obtain in selling QLogic products. The useful lives of customer relationships are estimated based upon customer turnover data and management estimates. Other identifiable intangible assets consisted of tradename and trademark, valued using a relief from royalty method. The useful lives of tradename and trademark are expected to correlate to the life of the technology or customer relationships.

The assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Historical performance including sales and profitability.

•	Business prospects and industry expectations

•	Estimated economic life of asset

•	Development of new technologies

•	Acquisition of new customers and attrition of existing customers

•	Obsolescence of technology over time

Depending on the structure of a particular acquisition, goodwill and identifiable intangible assets may not be deductible for tax purposes. Goodwill recorded in the QLogic acquisition is not expected to be deductible for tax purposes. The factors that contributed to the recognized goodwill with the acquisition of QLogic include the Company’s belief that the acquisition will create a more diverse semiconductor company with expansive offerings which will enable the Company to expand its product offerings and expected synergies from the combined operations of the Company and QLogic.

The Company incurred $16.6 million in acquisition related costs which were recorded in selling, general and administrative expense in the consolidated statements of operations in the year ended December 31, 2016.

Unaudited Supplemental Pro Forma Information

The unaudited supplemental pro forma financial information presented below is for illustrative purposes only and is not necessarily indicative of the financial operations or results of operations that would have been realized if the acquisition had been completed on the date indicated, does not reflect synergies that might have been achieved, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions the Company believe are reasonable under the circumstances.

The following unaudited supplemental pro forma financial information summarizes the results of operations for the periods presented, as if the acquisition was completed on January 1, 2015. The unaudited supplemental pro forma information reports actual operating results, adjusted to include the pro forma effect of certain fair value adjustments for acquired items, such as the amortization of identifiable intangible assets, depreciation of property and equipment and inventories. It also includes pro forma adjustments for stock-based compensation expense related to replacement equity awards, interest expense on debt and the related tax effects of the acquisition. In accordance with the pro forma acquisition date, the Company recorded in the year ended December 31, 2015 supplemental pro forma financial information the cost of goods sold from the fair value mark-up in acquired inventory and $40.9 million for the acquisition-related transaction costs incurred by the Company and QLogic. The corresponding adjustments to the supplemental pro forma financial information in the year ended December 31, 2016 were made for the aforementioned pro forma adjustments.

QLogic constituted approximately 26% of the consolidated net revenue for the year ended December 31, 2016. Post-acquisition income (loss) on a standalone basis is impracticable to determine as, on the acquisition date, the Company implemented a plan developed prior to the completion of the acquisition and began to immediately integrate QLogic into the Company’s existing operations, engineering groups, sales distribution networks and management structure.

The supplemental pro forma financial information for the periods presented is as follows:

	Year Ended December 31,
	2016	2015
	(in thousands, except per share data)
Pro forma net revenue	$881,498	$885,276
Pro forma net loss	(131,849)	(167,626)
Pro forma net loss per share, basic and diluted	$(1.99)	$(2.62)

Xpliant, Inc.

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Xpliant Merger Agreement”) between the Company and Xpliant, Inc., a final closing occurred on April 29, 2015 as discussed in detail below. Between May 2012 and March 2015, the Company entered into several note purchase agreements and promissory notes with Xpliant to provide cash advances. Xpliant was a Delaware incorporated and privately held company, engaged in the design and development of next generation software defined network switch chips. Prior to the closing of the merger pursuant to the Xpliant Merger Agreement, the Company concluded that Xpliant was a VIE as the Company was Xpliant’s primary beneficiary due to the Company’s involvement with Xpliant and the Company’s purchase option to acquire Xpliant. As such, the Company has included the accounts of Xpliant in the consolidated financial statements. The Company had made total cash advances of $85.8 million, consisting of $10.0 million under nine convertible notes which, as amended, matured on August 31, 2014 and $75.8 million under several promissory notes which matured between April 2015 and March 2016. All promissory notes were cancelled as of July 31, 2015.

On July 30, 2014, the Company entered into the Xpliant Merger Agreement, which was amended on October 8, 2014 and March 31, 2015 with Xpliant. Under the terms of the Xpliant Merger Agreement, as amended, the final closing occurred on April 29, 2015 and the Company paid approximately $3.6 million in total cash consideration in exchange for all outstanding securities held by Xpliant’s stockholders. Based on the substance of the transaction, the Company recorded the payments of cash consideration to Xpliant stockholders as a decrease to the Company’s additional paid-in capital within stockholders’ equity.

3. Net Loss Per Common Share

Basic net income (loss) per share is computed using the weighted-average common shares outstanding. Diluted net income per share is computed using the weighted-average common shares outstanding and any dilutive potential common shares. Diluted net loss per common share is computed using the weighted-average common shares outstanding and excludes all dilutive potential common shares when the Company is in a net loss position their inclusion would be anti-dilutive. The Company’s dilutive securities primarily include stock options and restricted stock units.

The following outstanding options and restricted stock units were excluded from the computation of diluted net loss per common share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Options to purchase common stock	1,130	1,194	2,028
Restricted stock units	3,623	4,119	2,194

4. Fair Value Measurements

At December 31, 2017 and 2016, the Company’s cash equivalents comprised of an investment in a money market fund. In accordance with the guidance for fair value measurements and disclosures, the Company determined the fair value hierarchy of its money market fund as Level 1, which approximated $39.7 million and $61.4 million as of December 31, 2017 and 2016, respectively. The carrying amount of the Company’s accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value due to their short term maturities.

There are no other financial assets and liabilities, except those disclosed in Notes 2, 5, 7, 11 and 13 of Notes to Consolidated Financial Statements that require Level 2 or Level 3 fair value hierarchy measurements and disclosures.

5. Balance Sheet Components

Inventories

	As of December 31,
	2017	2016
	(in thousands)
Work-in-process	$54,835	$61,363
Finished goods	38,839	58,329

	$93,674	$119,692

Property and equipment, net

	As of December 31,
	2017	2016
	(in thousands)
Test equipment and mask costs	$174,710	$138,633
Software, design tools, computer and other equipment	114,322	87,648
Furniture, office equipment and leasehold improvements	50,754	12,927
Construction in progress	20,368	4,767

	360,154	243,975
Less: accumulated depreciation and amortization	(167,639)	(93,113)

	$192,515	$150,862

Depreciation and amortization expense was $76.7 million, $46.7 million and $32.9 million for years ended December 31, 2017, 2016 and 2015, respectively. Certain fully depreciated property and equipment have been eliminated from both the gross and accumulated amount as they were disposed of as the Company no longer utilized them.

The Company leases certain design tools under financing arrangements which are included in property and equipment, which total cost, net of accumulated amortization amounted to $43.7 million and $46.3 million at December 31, 2017 and 2016, respectively. Amortization expense related to assets recorded under capital lease and certain financing arrangements was $18.4 million, $16.8 million and $14.7 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Assets written-down

The Company decided to rationalize certain product lines in March 2017. As a result, the Company wrote-down certain assets in 2017 totaling $22.4 million which was recorded in the condensed consolidated statements of operations within cost of revenue of $21.4 million, research and development expense of $0.4 million and sales, general and administrative expense of $0.6 million. The assets written-down included inventories of $17.3 million, property and equipment of $4.5 million, and intangibles and other assets of $0.6 million.

Sale of held for sale assets

In September 2016, the Company began to actively market the real property located in Aliso Viejo, California that was acquired in the QLogic acquisition. The Company classified this real property as held for sale assets on its consolidated balance sheet as of September 30, 2016. On December 16, 2016, the Company completed the sale of this real property for a total net cash consideration of $32.4 million. Concurrently, the Company leased back the property on a month-to-month basis until November 2017. The first six months of the leaseback were rent free; thereafter, the rents were lower than the market rates. For accounting purposes, these rents were deemed to have been netted against the sale proceeds and represented a prepaid rent. Accordingly, the Company recorded $1.8 million off-market rental rate adjustment as prepaid rent on the consolidated balance sheets and such amount was recognized as rent expense over the lease-back term. The Company adjusted the fair value of the acquired real property from QLogic based upon the business combination guidance on measurement period, and accordingly did not recognize a gain or loss upon the sale of the related asset.

Other Asset Acquisition

In November 2016, the Company entered into an asset purchase agreement with a third-party company. Pursuant to the asset purchase agreement, the Company acquired property and equipment of $9.2 million and IPR&D of $2.0 million. The IPR&D was recorded at its relative fair using the multi-period excess earnings valuation approach and was written off immediately as the asset had no alternative future use. The fair value of the IPR&D was determined based on inputs that are unobservable which was significant to the overall fair value measurement and was based on estimates and assumptions made by management at the time of the acquisition. This fair value measurement was classified as Level 3 under fair value hierarchy measurements and disclosures.

Accrued expenses and other current liabilities

	As of December 31,
	2017	2016
	(in thousands)
Accrued compensation and related benefits	$18,576	$18,197
Deferred research and development costs	1,180	25,370
Other	18,997	21,400

	$38,753	$64,967

Deferred revenue

	As of December 31,
	2017	2016
	(in thousands)
Services/support and maintenance	$8,091	$7,773
Software license/subscription and other	1,145	639

	$9,236	$8,412

Other non-current liabilities

	As of December 31,
	2017	2016
	(in thousands)
Income tax payable	$6,605	$12,071
Accrued rent	12,813	2,163
Other	6,530	4,152

	$25,948	$18,386

6. Goodwill and Intangible Assets, Net

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. The carrying value of goodwill as of December 31, 2017 and 2016 was $237.7 million and $241.1 million, respectively. The change in the carrying value of goodwill from December 31, 2016 to December 31, 2017 was due to the measurement period adjustment related to the acquisition of QLogic. See Note 2 of Notes to Consolidated Financial Statements.

The Company reviews goodwill for impairment annually at the beginning of its fourth calendar quarter or whenever events or changes in circumstances that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The Company manages and operates as one reporting unit. The Company performed a qualitative assessment of the goodwill at the Company level as a whole and concluded that it was more-likely-than-not that goodwill was not impaired as of December 31, 2017 and 2016. In assessing the qualitative factors, the Company considered among others these key factors: (i) changes in the industry and competitive environment; (ii) market capitalization; (iii) stock price; and (iv) overall financial performance.

Intangible assets, net

	As of December 31, 2017
	Gross	Accumulated Amortization	Net	Weighted average remaining amortization period (years)
	(in thousands)
Existing and core technology—product	$638,738	$(176,199)	$462,539	4.67
Technology licenses	158,997	(70,759)	88,238	4.11
Customer contracts and relationships	53,288	(9,238)	44,050	8.62
Trade name	15,596	(5,954)	9,642	3.63

Total amortizable intangible assets	$866,619	$(262,150)	$604,469	4.42
IPRD	60,300	—	60,300

Total intangible assets	$926,919	$(262,150)	$664,769

	As of December 31, 2016
	Gross	Accumulated Amortization	Net	Weighted average remaining amortization period (years)
	(in thousands)
Existing and core technology—product	$620,110	$(78,017)	$542,093	5.63
Technology licenses	130,676	(48,225)	82,451	4.68
Customer contracts and relationships	53,315	(4,161)	49,154	9.62
Trade name	15,596	(3,309)	12,287	4.63

Total amortizable intangible assets	$819,697	$(133,712)	$685,985	5.18
IPRD	78,900	—	78,900

Total intangible assets	$898,597	$(133,712)	$764,885

Amortization expense was $128.4 million, $52.6 million and $9.6 million for the years ended December 31, 2017, 2016 and 2015, respectively. Certain fully amortized intangible assets have been eliminated from both the gross and accumulated amortization amounts.

The following table presents the estimated future amortization expense of amortizable intangible assets as of December 31, 2017 (in thousands):

2018	$132,676
2019	130,185
2020	125,433
2021	117,169
2022	80,291
2023 and thereafter	18,715

$604,469

7. Restructuring Accrual

There was no restructuring activity during the year ended December 31, 2015. The following table summarizes the activity and the outstanding balances of the restructuring liability as of and for the years ended December 31, 2016 and 2017:

	Severance and other benefits	Excess Facility Related Cost	Total
	(in thousands)
Balance at December 31, 2015	$—	$—	$—
Assumed restructuring liabilities from the acquisition of QLogic	—	4,215	4,215
Additions	12,018	—	12,018
Cash payments	(10,857)	(1,060)	(11,917)

Balance at December 31, 2016	1,161	3,155	4,316
Cash payments	(965)	(2,493)	(3,458)

Balance at December 31, 2017	$196	$662	$858

Following the acquisition of QLogic, the Company assumed outstanding liabilities from the restructuring initiatives undertaken by QLogic prior to the acquisition. This restructuring initiative was designed to enhance product focus and streamline the business operations. The assumed restructuring liability was related to the excess facility which was calculated based on the discounted future lease payments. This non-recurring fair value measurement was classified as Level 3 fair value hierarchy measurements and disclosures. This restructuring initiative included an excess facility which is expected to be settled over the term of the lease through April 2018. In addition, the Company recorded employee severance expense of $12.0 million within sales, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2016 related to actions following the acquisition of QLogic and integration of QLogic with the Company.

8. Stockholders’ Equity

Common and Preferred Stock

As of December 31, 2017 and 2016, the Company is authorized to issue 200,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. The Company is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.

2001 Stock Incentive Plan

The Company’s 2001 Stock Incentive Plan (the “2001 Plan”) expired as of December 31, 2011. Options granted under the 2001 Plan were either incentive stock options or non-statutory stock options as determined by the Company’s board of directors. Options granted under the 2001 Plan vested at the rate specified by the plan administrator, typically with 1/8th of the shares vesting six months after the date of grant and 1/48th of the shares vesting monthly thereafter over the next three and one half years to four and one half years. Options expire ten years from the date of grant.

2007 Equity Incentive Plan

Upon completion of its IPO in May 2007, the Company adopted the 2007 Equity Incentive Plan, the (“2007 Plan”), which initially reserved 5,000,000 shares of the Company’s common stock. The 2007 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively, “stock awards”), and performance cash awards, all of which may be granted to employees (including officers), directors, and consultants or affiliates. Awards granted under the 2007 Plan vest at the rate specified by the plan administrator, for stock options, typically with 1/8th of the shares vesting six months after the date of grant and 1/48th of the shares vesting monthly thereafter over the next three and one half years and for restricted stock unit awards typically with quarterly vesting over four years. Awards expire seven to ten years from the date of grant. Following the adoption of the 2016 Equity Incentive Plan (the “2016 EIP”) as discussed below, no additional awards will be granted from the 2007 Plan.

2016 Equity Incentive Plan

On June 15, 2016, the Company adopted the 2016 EIP, which initially reserved for issuance 3,600,000 shares of the Company’s common stock. The 2016 EIP is intended as the successor to and continuation of the Company’s 2007 Plan. The 2016 EIP provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards, which may be granted to employees, directors and consultants. Following the effective date, no additional awards may be granted under the 2007 Plan. All outstanding awards granted under the 2007 EIP will remain subject to the terms of such plan, provided however, that the following shares of common stock subject to any outstanding stock award granted under the 2007 Plan (collectively, the “2007 Plan Returning Shares”) will immediately be added to the share reserve as and when such shares become 2007 Plan Returning Shares and become available for issuance pursuant to awards granted under the 2016 EIP: (i) any shares subject to such stock award that are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to such stock award that are not issued because such stock award or any portion thereof is settled in cash; and (iii) any shares issued pursuant to such stock award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares. As of December 31, 2017, there were 2,421,854 shares reserved for issuance under the 2016 EIP.

QLogic 2005 Plan

Following the closing of the acquisition of QLogic, the Company assumed and registered to continue the QLogic 2005 Performance Incentive Plan (the “QLogic 2005 Plan”). The total shares available for future grant registered under the QLogic 2005 Plan was 3,612,039 shares of the Company’s common stock. The QLogic 2005 Plan provides for the issuance of restricted stock unit awards, incentive and non-qualified stock options, and other stock-based incentive awards. Restricted stock unit awards, or RSUs, granted pursuant to the QLogic 2005 Plan to employees subject to a service condition generally vest over four years from the date of grant. Stock options granted pursuant to the QLogic 2005 Plan to employees have ten-year terms and generally vest over four years from the date of grant. Shares issued in respect of any full value award granted under this plan shall be counted against the shares available for future grant as 1.75 shares for every one share issued in connection with such award. Full value award means any award under the QLogic 2005 Plan that is not a stock option grant or a stock appreciation right grant. As of December 31, 2017, there were 1,200,046 shares reserved for issuance under the QLogic 2005 Plan.

Stock Options

Detail related to stock option activity is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price Per Share
Balance as of December 31, 2014	2,626,260	$20.62
Options granted	87,178	64.70
Options exercised	(685,439)	14.02
Options cancelled and forfeited	—	—

Balance as of December 31, 2015	2,027,999	24.75
Options granted	175,776	48.88
Assumed from the acquisition	1,045	34.63
Options exercised	(1,010,670)	11.31
Options cancelled and forfeited	(161)	32.40

Balance as of December 31, 2016	1,193,989	39.68
Options granted	145,574	65.82
Options exercised	(205,535)	31.50
Options cancelled and forfeited	(4,012)	8.60

Balance as of December 31, 2017	1,130,016	44.65

The aggregate intrinsic value for options exercised during the years ended December 31, 2017, 2016 and 2015, was $7.3 million, $41.5 million and $37.4 million, respectively, representing the difference between the closing price of the Company’s common stock at the date of exercise and the exercise price paid.

The following table summarizes information about stock options outstanding as of December 31, 2017:

	Outstanding Options			Exercisable Options
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Number of shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$25.99 - $33.44	42,029	1.77	$28.47	42,029	$28.47
$35.73 - $37.22	323,252	0.68	36.46	323,252	36.46
$37.63 - $37.83	322,148	2.60	37.72	316,020	37.72
$38.24 - $43.97	25,059	0.43	42.01	25,059	42.01
$48.88 - $48.88	175,776	5.12	48.88	80,559	48.88
$50.83 - $76.38	241,752	7.12	64.86	74,323	63.58

$25.99 - $76.38	1,130,016	3.33	$44.65	861,242	$40.19	$44,273,547

Exercisable	861,242	2.14	$40.19			$37,582,059

Vested and expected to vest	1,130,016	3.33	$44.65			$44,273,547

The aggregate intrinsic value for options outstanding at December 31, 2017, represents the difference between the weighted average exercise price and the closing price of the Company’s common stock at December 31, 2017, as reported on The NASDAQ Global Market, for all in the money options outstanding.

The estimated weighted-average grant date fair value of options granted for years ended December 31, 2017, 2016 and 2015 was $25.92 per share, $18.65 per share, and $23.79 per share, respectively. The fair value of each option grant for the years ended December 31, 2017, 2016 and 2015 were estimated on the date of grant using the Black-Scholes option valuation model using the assumptions below.

	Year Ended December 31,
	2017	2016	2015
Risk-free interest rate	1.89%	1.11%	1.34% to 1.41%
Expected life	5.31 years	4.96 years	3.77 to 4.58 years
Dividend yield	0%	0%	0%
Volatility	40.84%	42.51%	40.96% to 43.03%

As of December 31, 2017, there was $5.2 million of unrecognized compensation cost related to stock options granted. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.53 years.

Restricted Stock Units

A summary of the activity of RSU for the related periods are presented below:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Balance as of December 31, 2014	2,464,747	$39.21
Granted	955,592	61.82
Issued and released	(1,115,525)	40.94
Cancelled and forfeited	(110,746)	45.82

Balance as of December 31, 2015	2,194,068	47.85
Granted	2,482,048	53.22
Assumed from the acquisition	1,301,199	51.55
Vested	(1,583,775)	47.60
Cancelled and forfeited	(274,221)	53.37

Balance as of December 31, 2016	4,119,319	51.98
Granted	1,724,148	67.42
Vested	(1,847,879)	52.29
Cancelled and forfeited	(372,764)	59.59

Balance as of December 31, 2017	3,622,824	58.39

For the years ended December 31, 2017 and 2016, the Company issued 1,768,624 shares and 1,547,694 shares, respectively, of common stock in connection with the vesting of RSUs. The difference between the number of RSUs vested and the shares of common stock issued for the year ended December 31, 2017 was due to the RSUs withheld in satisfaction of minimum tax withholding obligations associated with the vesting of certain QLogic awards.

The total intrinsic value of the RSUs outstanding as of December 31, 2017 was $303.7 million, representing the closing price of the Company’s stock on December 31, 2017, multiplied by the number of RSUs expected to vest as of December 31, 2017.

In February 2015, the Company granted one-year and two-year performance based RSUs with grant date fair values of $2.1 million and $0.7 million, respectively. In February 2016 and 2017, the Company granted one-year performance based RSUs with grant date fair values of $2.9 million and $3.6 million, respectively. The Company recorded the related stock-based compensation expense based on its evaluation of the probability of achieving the milestones of all of the outstanding performance-based RSUs at each reporting periods.

The Company also granted a four-year vesting market-based RSU in February 2015 with a grant date fair value of $1.5 million. In February 2016 and 2017, the Company granted three-year vesting market-based RSUs with grant date fair values of $3.3 million and $3.1 million, respectively. These market-based RSUs will vest if: (i) during the performance period, the Company’s total stockholder return is equal to or greater than that of the industry index set by the Compensation Committee of the Board of Directors; and (ii) the recipient remains in continuous service with the Company through such vesting period. The fair value of the market-based RSUs were determined by management using the Monte Carlo simulation method which took into account multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This method requires the input of assumptions, including the expected volatility of the Company’s common stock, and a risk-free interest rate, similar to assumptions used in determining the fair value of the stock option grants discussed above.

As of December 31, 2017, there was $177.6 million of unrecognized compensation costs related to RSUs. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.21 years.

Stock-Based Compensation

The following table presents the detail of stock-based compensation expense amounts included in the consolidated statements of operations for each of the periods presented:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Cost of revenue	$3,038	$1,389	$765
Research and development	65,645	41,701	29,085
Sales, general and administrative	34,188	42,240	18,447

	$102,871	$85,330	$48,297

The total stock-based compensation cost capitalized as part of inventory as of December 31, 2017 and 2016 was not material.

9. Income Taxes

The following table presents the provision for (benefit from) income taxes and the effective tax rates:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Loss before income taxes	$(85,619)	$(146,212)	$(15,378)
Provision for (benefit from) income taxes	(16,760)	997	1,682
Effective tax rate	19.6%	(0.7)%	(10.9)%

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act (the “Act”), which significantly changes the existing U.S. tax laws. Major reforms in the legislation include reduction in the corporate tax rate from 35.0% to 21.0% and a move from a worldwide tax system to a territorial system. As a result of enactment of the legislation, we recognized a tax benefit of $11.6 million in our consolidated statement of operations for the year ended December 31, 2017 primarily due to reduction of our net long-term deferred tax liabilities recorded on the Company’s consolidated balance sheet. The changes included in the Act are broad and complex. The final transition impacts of the Act may differ from the above estimate, possibly materially, due to, among other things, changes in interpretations of the Act, any legislative action to address questions that arise because of the Act, any changes in accounting standards for income taxes or related interpretations in response to the Act, or any updates or changes to estimates that the Company has utilized to calculate the transition impacts, including impacts from changes to current year earnings estimates, cumulative unrepatriated foreign earnings and foreign exchange rates of foreign subsidiaries. The SEC has issued guidance that would allow for a measurement period of up to one year after the enactment date of the Act to finalize the recording of the related tax impacts. Any adjustments to these provisional amounts will be reported as a component of income tax expense or benefit in the reporting period in which any such adjustments are determined, which will be no later than the fourth quarter of 2018.

The benefit from income taxes for the year ended December 31, 2017 was mainly due to the income tax benefit as a result of the Act as discussed above, a release of the unrecognized tax benefit liability of $5.2 million mainly due to the expiration of the statutes of limitations and a partial release of the valuation allowance on net deferred tax assets of $2.4 million due to the increase in taxable income as a result of the reclassification of an indefinite-lived to a finite-lived intangible asset. These tax benefits were partially offset by the provision for income taxes on earnings in foreign jurisdictions. The provision for income taxes for the years ended December 31, 2016 and 2015 were primarily related to tax on earnings in foreign jurisdictions.

As a result of the QLogic acquisition, during the third quarter of 2016, the Company recognized a net deferred tax liability mainly related to book-tax basis difference on purchased intangible assets. This net deferred tax liability was treated as a source of taxable income to support the realizability of the Company’s pre-existing deferred tax assets. As such, the Company recorded a partial release of its net deferred tax assets valuation allowance of $82.9 million to offset against the deferred tax liability. However, during the fourth quarter of 2016, the Company was able to assess and measure an additional deferred tax asset that existed as of the acquisition date of QLogic. Due to the identification of this additional deferred tax asset, the Company made adjustments in the fourth quarter of 2016 to certain tax balances including the reversal of the partial release of the valuation allowance recorded in the third quarter of 2016.

The domestic and foreign components of income (loss) before income tax expense were as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Domestic	$(104,659)	$(147,752)	$(37,109)
Foreign	19,040	1,540	21,731

	$(85,619)	$(146,212)	$(15,378)

The provision for (benefit from) income taxes consists of the following:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Current tax provision (benefit)
Domestic	$(5,059)	$51	$(15)
Foreign	4,945	3,084	1,034

	(114)	3,135	1,019

Deferred tax provision (benefit)
Domestic	(11,755)	775	564
Foreign	(4,891)	(2,913)	99

	(16,646)	(2,138)	663

Provision for (benefit from) income taxes	$(16,760)	$997	$1,682

The Company’s effective tax rate differs from the United States federal statutory rate as follows:

	Year Ended December 31,
	2017	2016	2015
Income tax at statutory rate	35.0%	35.0%	35.0%
Stock compensation costs	5.1	(2.9)	(13.1)
Enactment of U.S. tax reform	(60.0)	—	—
State taxes, net of federal benefit	0.2	(0.1)	(0.1)
Foreign income inclusion in the United States	(1.1)	6.8	(4.9)
Research and development credits	8.9	4.1	42.6
Foreign tax rate differential	7.7	(32.1)	41.5
Change in valuation allowance	19.3	(9.7)	(111.8)
U.S. federal release related to expiration of statute of limitations	4.9	—	—
Other	(0.4)	(1.8)	(0.1)

Total	19.6%	(0.7)%	(10.9)%

On July 27, 2015, the United States Tax Court in Altera Corp. v. Commissioner, 145 T.C. No. 3 (2015) issued an opinion with respect to Altera’s litigation with the Internal Revenue Service, concerning the treatment of stock-based compensation expense in an inter-company cost sharing arrangement. In ruling in favor of Altera, the Tax Court invalidated the portion of the Treasury regulations requiring the inclusion of stock-based compensation expense in such inter-company cost-sharing arrangements. Accordingly, the Company adjusted its inter-company arrangement to reflect the recent ruling in 2015. QLogic had a similar global structure prior to the acquisition and had not adjusted its inter-company arrangement to exclude stock-based compensation expense. In July 2017, as part of a global restructuring and legal entity realignment, the Company executed a harmonized inter-company cost sharing arrangement and continued to exclude stock-based compensation expense under the Tax Court’s opinion issued in July 2015 on a consolidated basis. There was no material impact on the Company’s consolidated financial statements as of and for the year ended December 31, 2017 considering the full valuation allowance on the Company’s federal and state net deferred tax assets.

Effective January 1, 2017 the Company adopted the updated guidance on stock-based compensation. Under the new guidance, all excess tax benefits and tax deficiencies are recognized in the income statement as they occur.

The tax effects of the temporary differences that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Tax credits	$107,690	$77,569
Net operating loss carryforwards	215,336	257,286
Capitalized research and development	8,365	15,077
Depreciation and amortization	1,993	389
Stock compensation	9,546	14,372
Other	17,643	9,887

Gross deferred tax assets	360,573	374,580
Less: valuation allowance	(326,114)	(315,915)

Net deferred tax assets	34,459	58,665
Deferred tax liabilities:
Intangible assets	(36,108)	(55,788)
Unremitted foreign earnings	—	(21,171)

Net deferred tax liabilities	$(1,649)	$(18,294)

Reported As
Deferred tax assets	$1,037	$480
Deferred tax liabilities	(2,686)	(18,774)

Net deferred tax liabilities	$(1,649)	$(18,294)

As of December 31, 2017, the Company had total net operating loss carryforwards for federal and states of California and Massachusetts income tax purposes of $1,096.0 million and $562.6 million, respectively. If not utilized, these federal and state net operating loss carryforwards will expire beginning in 2020 and 2018, respectively. Effective January 1, 2017, the Company adopted the updated guidance on stock-based compensation, the Company recognized deferred tax assets of $101.7 million for the excess tax benefits that arose directly from tax deductions related to equity compensation greater than the amounts recognized for financial reporting and also recognized an increase of an equal amount in the valuation allowance against those deferred tax assets.

As of December 31, 2017, the Company also had federal and state research and development tax credit carryforwards of approximately $69.2 million and $83.4 million, respectively. The federal and state tax credit carryforwards will expire commencing 2020 and 2018, respectively, except for the California research tax credits which carry forward indefinitely. The Company also has various foreign and alternative minimum tax credits of approximately $3.7 million.

The Company’s net deferred tax assets relate predominantly to its United States tax jurisdiction. A full valuation allowance against the Company’s federal and state net deferred tax assets has been in place since 2012. The Company periodically evaluates the realizability of its net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is dependent on the Company’s ability to generate sufficient future taxable income during periods prior to the expiration of tax attributes to fully utilize these assets. The Company weighed both positive and negative evidence and determined that there is a continued need for a valuation allowance on its federal and state deferred tax assets as December 31, 2017 and 2016.

The Company reviews whether the utilization of its net operating losses and research credits are subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Utilization of these carryforwards is restricted and results in some amount expiring prior to benefiting the Company. The deferred tax assets shown above have been adjusted to reflect these expiring carryforwards.

The Company continues to repatriate cash from certain offshore operations in accordance with management’s review of the Company’s cash position and anticipated cash needs for investment in the Company’s core business, including interest charges and principal prepayments to the Company’s outstanding Term Loan Facility. The Company has changed its assertion regarding the repatriation of cash during the second quarter of 2017 in that the current and future earnings of certain foreign entities will no longer be indefinitely reinvested, and that the Company provides deferred taxes for the anticipated income taxes. The enactment of the Act during the fourth quarter of 2017 provides a one-time deemed repatriation tax, or “transition tax” on undistributed foreign earnings which required the Company to reclassify its deferred tax liabilities related to undistributed foreign earnings to income tax payable. The one-time transition tax is based on the Company’s total post-1986 earnings and profits, or “E&P”. The Company recorded a provisional amount for the transition tax resulting in a reduction of $180.1 million of net operating loss carryforwards. However, given the net operating losses and the full valuation allowance on the Company’s net deferred income tax assets in the U.S., the Company will have no cash tax impact in the U.S. The Company has not finalized its calculation of the E&P for these foreign subsidiaries. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. This amount may change when the Company finalizes the calculation of E&P previously deferred from U.S. federal taxation and finalizes the amounts held in cash or other specified assets.

Under the provisions of the Act, all foreign earnings are subject to U.S. taxation. As a result, the Company intends to repatriate substantially all foreign earnings that have been taxed in the U.S. to the extent that the foreign earnings are not restricted by local laws or accounting rules, and there are no substantial incremental costs associated with repatriating the foreign earnings. The Company continues to maintain its indefinite reinvestment policy with respect to immaterial earnings from certain subsidiaries and the associated tax cost is insignificant.

The following table summarizes the activity related to the unrecognized tax benefits:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Balance at beginning of the year	$202,415	$19,709	$16,270
Gross increases related to current year’s tax positions	5,517	5,640	3,138
Gross increases (decreases) resulting from the acquisition of QLogic	(80,908)	179,366	—
Gross increases (decreased) related to prior year’s tax positions	1,151	(383)	398
Releases related to settlements/ statutes expiration	(7,883)	(1,917)	(97)

Balance at the end of the year	$120,292	$202,415	$19,709

The gross increase resulting from the acquisition of QLogic in 2016 was primarily related to the unrecognized tax benefits against the additional tax assets identified in the measurement period but existed as of the acquisition date. During the third quarter of 2017, the Company filed the final pre-acquisition of QLogic US federal income tax return and made measurement period adjustments to the acquired tax accounts of QLogic. The change had no income statement impact due to the full valuation allowance against the Company’s federal and state net deferred tax assets. Also included in the unrecognized tax benefits at December 31, 2017 is $5.2 million that, if recognized, would reduce the Company’s annual effective tax rate after considering the valuation allowance. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company has accrued $1.4 million potential penalties and interest as of December 31, 2017.

Beginning in 2011, the Company is operating under tax incentives in Singapore, which are effective through February 2020. The tax incentives are conditional upon the Company meeting certain employment, revenue, and investment thresholds. The Company realized benefits from the reduced tax rate for the periods presented as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Provision for Singapore entity at statutory tax rate of 17%	$1,583	$973	$811
Provision for Singapore entity in the consolidated statement of operations	555	363	310

Benefit from preferential tax rate differential	$1,028	$610	$501

Impact of tax benefits per basic and diluted share	$0.02	$0.01	$0.01

The Company’s major tax jurisdictions are the United States federal government, the states of California and Massachusetts, China, India, Ireland, Israel, Japan, Singapore and the United Kingdom. The Company files income tax returns in the United States federal jurisdiction, the states of California and Massachusetts, various other states, and foreign jurisdictions in which it has a subsidiary or branch operations. The United States federal corporation income tax returns beginning with the 2000 tax year remain subject to examination by the Internal Revenue Service, or IRS. The California corporation income tax returns beginning with the 2000 tax year remain subject to examination by the California Franchise Tax Board. As of December 31, 2017, QLogic’s 2014 tax year is under audit by the IRS. There are routine on-going foreign tax audits in certain jurisdictions such as India, Israel and Taiwan. The Company does not expect any material tax adjustments from any of these audits.

10. Retirement Plan

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code for substantially all United States employees. This plan covers substantially all United States employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of the employees’ annual contribution up to two thousand dollars per employee. The Company contributions to the plan may be made at the discretion of the Company’s board of directors. The defined contribution expense included in the Company’s condensed consolidated statements of operations were not material for the periods presented.

In connection with local foreign laws, the Company is required to have a tenured-based defined benefit plan for its employees in certain non-US locations. The Company’s tenured-based payout liability is calculated based on the salary of each employee multiplied by the years of such employee’s employment, and is reflected on the Company’s consolidated balance sheets in other non-current liabilities on an accrual basis. The total expense and total obligation for these plans were not material to the consolidated financial statements.

11. Debt

On August 16, 2016, the Company entered into a Credit Agreement with JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent and collateral agent, the other agents party thereto and the lenders referred to therein (collectively, the “Lenders”). The Lenders provided (i) a $700.0 million six year term B loan facility (the “Initial

Term B Loan Facility”) and (ii) a $50.0 million interim term loan facility (the “Interim Term Loan Facility”, (i) and (ii) together, the “Term Facility”) to finance the acquisition of QLogic and pay fees and expenses of such acquisition. The outstanding debt under the Term Facility are collateralized by a lien on substantially all of the Company’s assets. In October 2016, the Company paid the outstanding Interim Term Loan Facility.

The Initial Term B Loan Facility will mature on August 16, 2022 and requires quarterly principal payments commencing on December 31, 2016 equal to 0.25% of the aggregate original principal amount, with the balance payable at maturity (in each case subject to adjustment for prepayments). In January 2017, the Company made prepayments of $86.0 million towards the outstanding principal balance of the Initial Term B Loan Facility and recorded additional amortization of the debt financing costs of $2.5 million associated with these principal payments in the first quarter of 2017.

The interest rates applicable to loans outstanding under the original Credit Agreement with respect to the Initial Term B Loan Facility are, at the Company’s option, equal to either a base rate plus a margin of 2.00% per annum or LIBOR plus a margin of 3.00% per annum. In no event shall the LIBOR for any interest period be less than 0.75% with respect to the Initial Term B Facility. On March 20, 2017, the Company entered into an amendment to its Credit Agreement. The amendment provides for among other things, a reduction of the interest rate margin by 0.75% per annum, substantially all of which was treated as a debt modification. As such, the Company wrote-off an immaterial amount of the deferred financing costs associated with the extinguished portion of the debt in the first quarter of 2017 and continues to amortize the remaining unamortized deferred financing costs over the remaining term of the Initial Term B Loan Facility.

As of December 31, 2017 and 2016, the carrying value of the Term Facility approximates the fair value basis. The Company classified the Term Loan Facility under Level 2 of the fair value measurement hierarchy as the borrowings are not actively traded and have variable interest structure based upon market rates currently available to the Company for debt with similar terms and maturities. The following table summarizes the outstanding borrowings from the Initial Term B Loan Facility as of the periods presented:

	As of December 31,
	2017	2016
	(in thousands)
Principal outstanding	$609,189	$698,250
Unamortized deferred financing costs	(12,956)	(18,971)

Principal outstanding, net of unamortized deferred financing costs	$596,233	$679,279

Current portion of long-term debt	$3,270	$3,865

Long-term debt	$592,963	$675,414

For the year ended December 31, 2017 and 2016, the Company recognized contractual interest expense on debt of $22.0 million and $10.2 million, respectively, and amortization of deferred financing costs of $6.0 million and $1.6 million, respectively. Unamortized deferred financing costs was recorded as a reduction to principal outstanding in the consolidated balance sheets and is being amortized over the term of the Term Facility.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of the Company and its subsidiaries to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, payment of dividends, transfer or sell assets and make restricted payments. These covenants are subject to a number of limitations and exceptions set forth in the Credit Agreement. The Company was in compliance with these covenants as of December 31, 2017.

12. Segment and Geographic Information

Operating segments are based on components of the Company that engage in business activities that earn revenue and incur expenses and (a) whose operating results are regularly reviewed by the Company’s chief operating decision maker, or CODM, to make decisions about resource allocation and performance and (b) for which discrete financial information is available. The Company manages and operates as one reportable segment. The acquisition of QLogic did not change the Company’s reportable segment as management views and operates the combined companies as one reportable segment. Following the acquisition of QLogic, the Company immediately integrated QLogic into the Company’s existing operations, engineering groups, sales distribution networks and management structure. The Company’s net revenue consists primarily of the sale of semiconductor products and the Company also derives revenue from licensing software. The revenue from these sources is classified by the Company as product revenue. The Company also generates revenue from professional service arrangements which is categorized as service revenue. The total service revenue is less than 5% of the Company’s total net revenue for the years ended December 31, 2017, 2016 and 2015. The Company categorizes its net revenue in the following different markets:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Enterprise, service provider, broadband and consumer markets	$762,967	$461,299	$318,006
Datacenter market	221,051	142,015	94,738

	$984,018	$603,314	$412,744

Revenues by geographic area are presented based upon the ship-to location of the original equipment manufacturers, the contract manufacturers or the distributors who purchased the Company’s products. For sales to the distributors, their geographic location may be different from the geographic locations of the ultimate end customers.

Net revenues by geographic area are as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
United States	$277,100	$196,727	$128,431
China	228,833	139,957	100,980
Korea	93,243	54,367	28,578
Finland	62,019	38,768	38,283
Taiwan	55,022	39,839	34,533
Other countries	267,801	133,656	81,939

Total	$984,018	$603,314	$412,744

The following table sets forth tangible long lived assets, which consist of property and equipment, net by geographic regions:

	As of December 31,
	2017	2016
	(in thousands)
United States	$161,249	$115,328
All other countries	31,266	35,534

Total	$192,515	$150,862

13. Commitments and Contingencies

Operating and Capital Leases

The Company leases its facilities under non-cancelable operating leases, which contain renewal options and escalation clauses, and expire on various dates ending in October 2027. On January 31, 2017, the Company entered into a lease agreement which expires in July 2027 to lease approximately 116,000 sq. ft. in a building located adjacent to the Company’s corporate headquarter in San Jose, California. On March 24, 2017, the Company entered into an amendment to the lease agreement dated November 18, 2016 for a building located in Irvine, California to extend the lease term through October 2027. Rent expense incurred under operating leases was $21.4 million, $11.3 million and $8.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The Company acquired certain assets under capital lease and technology license obligations. The capital lease and technology license obligations include future cash payments payable primarily for license agreements with various vendors. For license agreements which qualify under capital lease and where installment payments extend beyond one year, the present value of the future installment payments are capitalized and included as part of intangible assets or property and equipment which is amortized over the estimated useful lives of the related assets.

The Company also has non-cancellable software and maintenance commitments which are generally billed on a quarterly basis, which are included in the operating lease disclosure included herein.

Minimum commitments under non-cancelable operating and capital lease agreements as of December 31, 2017 are as follows:

	Capital lease and technology license obligations	Operating leases	Total
	(in thousands)
2018	$32,423	$18,193	$50,616
2019	15,604	19,591	35,195
2020	—	18,726	18,726
2021	—	18,292	18,292
2022	—	42,974	42,974
2023 thereafter	—	57,000	57,000

	$48,027	$174,776	$222,803

Less: Interest component (3.75% annual rate)	1,222

Present value of minimum lease payment	46,805

Current portion of the obligations	$31,435

Long-term portion of obligations	$15,370

Merger Termination Fee

As discussed in Note 1 of Notes to Consolidated Financial Statements, the Marvell Merger Agreement provides Marvell and the Company with certain termination rights and, under certain circumstances specified in the Marvell Merger Agreement, the Company could be required to pay Marvell a termination fee of up to $180.0 million. Also, the Company recorded acquisition-related costs associated with the pending merger with Marvell in the year ended December 31, 2017, primarily for outside legal and external financial advisory fees and expect additional acquisition-related costs will be incurred through the closing of the Merger.

Legal Proceedings

Four putative class actions challenging the Merger have been filed on behalf of the Company’s shareholders in the United States District Court for the Northern District of California. On January 2, 2018, a putative class action was filed by Scott Fineberg (Fineberg v. Cavium et al.). On January 8, 2018, a putative class action was filed by Tammy Raul (Raul v. Cavium et al.). Also, on January 8, 2018, a putative class action was filed by Shiva Stein (Stein v. Cavium et al.). Finally, on January 12, 2018, a putative class action was filed by Jordan Rosenblatt (Rosenblatt v. Cavium et al.). All four complaints assert claims for violation of section 14(a), Rule 14a-9 and section 20(a) based on allegations that the Registration Statement on Form S-4 filed by Marvell with the SEC on December 21, 2017 omits material information. Two of the complaints are filed against the Company and its directors; the other two complaints name those defendants as well as the Marvell entities. All complaints also assert control person claims against the members of Company’s board of directors.

A fifth putative class action challenging the Merger was filed on January 29, 2018 in the Superior Court of California, Monterey County, by Paul Berger on behalf of the Company’s shareholders (Berger v. Ali et al.). The Berger complaint asserts claims for breach of fiduciary duty against the Company and its directors based on allegations that the Merger provides shareholders insufficient value and that the proxy statement omits material information. On February 13, 2018, the plaintiff in the Berger action filed a motion for a temporary restraining order, seeking to enjoin the shareholder vote pending a hearing on a yet-to-be-filed preliminary injunction motion. A hearing on the motion for a temporary restraining order is scheduled for March 16, 2018.

Shareholders may file additional lawsuits challenging the Merger, which may name the Company, Marvell, members of the boards of directors of either party, or others as defendants. No assurance can be made as to the outcome of such lawsuits or the lawsuits described above, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the completion of the Merger in the expected timeframe, or may prevent the Merger from being completed altogether.

From time to time, the Company may be involved in other legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any other legal proceedings, the outcome of which, if determined adversely to the Company, the Company believes would have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

QLogic Manufacturing Rights Buy-outs

Following the closing of the acquisition of QLogic, the Company exercised non-cancellable options to purchase the manufacturing rights from a QLogic application specific integrated circuit, or ASIC, vendor effective at the closing of the acquisition of QLogic for certain QLogic ASIC products. In consideration for the exercise of the manufacturing rights, in September 2016, the Company paid an aggregate of $55.0 million manufacturing buy-out consideration and a one-time royalty buy-out fee of $10.0 million for certain QLogic ASIC products. Further, in September 2016, the Company entered into an ownership transfer and manufacturing rights agreement with another QLogic third-party ASIC vendor to acquire manufacturing rights and relieve the Company from future royalty obligations related to certain ASIC products for a total consideration of $10.0 million.

The Company determined that the total consideration amounting to $75.0 million as discussed above pertained to the use of technologies and the cost to cancel the exclusive rights to manufacture the related products. The Company estimated the components of the total consideration attributable to the use of technologies and the cost to cancel the exclusive manufacturing rights using market-based fair value estimation. The fair value estimation was determined based on inputs that are unobservable and significant to the overall fair value measurement. It was also based on estimates and assumptions made by management. As such this was classified as Level 3 fair value hierarchy measurements and disclosures. Based on the analysis, the Company attributed $42.8 million of the total consideration to the use of the related technologies in future periods and recorded this amount as intangible assets in the condensed consolidated balance sheets. The remaining balance of $32.2 million was attributed to the cost of cancelling the exclusive rights to manufacture the related products and was recorded as cost of revenue in the consolidated statements of operations in the year ended December 31, 2016.

Xpliant Manufacturing Rights Buy-out

On March 30, 2015, Xpliant exercised its option to purchase the manufacturing rights to accelerate the takeover of manufacturing, and to relieve Xpliant from any further obligation to purchase product quantities from an Xpliant ASIC vendor. In consideration for this, Xpliant paid $7.5 million manufacturing rights licensing fee and a per-unit royalty fee for certain ASIC products sold to certain customers for a limited time. Considering the terms of the purchase of the manufacturing rights and the stage of development of the related ASIC products covered by the manufacturing rights, the Company recorded the full amount of the manufacturing rights licensing fee within research and development expense on the consolidated statement of operations in 2015.

Selected Quarterly Consolidated Financial Data (Unaudited)

The following table summarizes certain unaudited quarterly financial information in each of the quarters in 2017 and 2016. The quarterly data have been prepared on the same basis as the audited consolidated financial statements. This should be read together with the consolidated financial statements and related notes included elsewhere in this Annual Report.

	Quarter Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Fiscal 2017	(in thousands, except per share data)
Revenue	$260,361	$251,987	$242,093	$229,577
Gross Profit	140,440	137,532	129,489	92,123
Total operating expenses	152,573	137,044	135,549	131,110

Income (loss) from operations	(12,133)	488	(6,060)	(38,987)
Total other expense, net	(6,393)	(6,216)	(6,061)	(10,257)

Loss before income taxes	(18,526)	(5,728)	(12,121)	(49,244)
Provision for (benefit from) income taxes	(17,476)	486	(1,049)	1,279

Net loss	$(1,050)	$(6,214)	$(11,072)	$(50,523)

Net loss per common share, basic and diluted	$(0.02)	$(0.09)	$(0.16)	$(0.75)

	Quarter Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Fiscal 2016	(in thousands, except per share data)
Revenue	$226,151	$168,123	$107,158	$101,882
Gross Profit	98,225	47,414	71,659	68,016
Total operating expenses	127,371	141,656	78,460	71,380

Loss from operations	(29,146)	(94,242)	(6,801)	(3,364)
Total other expense, net	(7,915)	(4,214)	(336)	(194)

Loss before income taxes	(37,061)	(98,456)	(7,137)	(3,558)
Provision for (benefit from) income taxes	84,539	(84,090)	273	275

Net loss	$(121,600)	$(14,366)	$(7,410)	$(3,833)

Net loss per common share, basic and diluted	$(1.82)	$(0.23)	$(0.13)	$(0.07)

(1)	Total operating expenses for the quarter ended December 31, 2017 included external legal and financial advisory fees of $11.2 million associated with the pending merger with Marvell.
(2)	The benefit from income taxes for the quarter ended December 31, 2017 included income tax benefits of $11.6 million due to the recently enacted Tax Cuts and Jobs Act which resulted in the reduction of the Company’s net long term deferred tax liabilities recorded on its consolidated balance sheet and additional income tax benefit of $5.2 million due to release of unrecognized tax benefit liability mainly as result of the expiration of the statutes of limitations.
(3)	Gross profit for the quarter ended March 31, 2017 included charges of $21.4 million associated with the write-down of assets due to rationalization of certain product lines.
(4)	Gross profit for the quarter ended September 30, 2016 included charges of $37.1 million related to the QLogic manufacturing rights buy-out and write-down of fixed assets.
(5)	Total operating expenses for the quarter ended September 30, 2016 included stock-based compensation expense related to QLogic employees with change in control provisions of $15.6 million, acquisition and integration costs of $13.4 million and restructuring, severance and other employment charges of $12.0 million related to the QLogic acquisition.

(6)	The benefit from income taxes for the quarter ended September 30, 2016 included a tax benefit from the partial release of the valuation allowance on net deferred tax assets. As a result of the QLogic acquisition, during the third quarter of 2016, the Company recognized a net deferred tax liability mainly related to book-tax basis difference on purchased intangible assets. This net deferred tax liability was treated as a source of taxable income to support the realizability of the Company’s pre-existing deferred tax assets. As such, the Company recorded a partial release of the net deferred tax assets valuation allowance of $82.9 million to offset against the deferred tax liability.
(7)	The provision for income taxes for the quarter ended December 31, 2016 included tax expense due to the reversal of the partial release of the valuation allowance on net deferred tax assets recorded in the quarter ended September 30, 2016 as discussed above. During the fourth quarter of 2016, the Company was able to assess and measure an additional deferred tax asset that existed as of the acquisition date of QLogic. Due to the identification of this additional deferred tax asset, the Company made adjustments in the fourth quarter of 2016 to certain tax balances including the reversal of the partial release of the valuation allowance recorded in the third quarter of 2016.

Schedule II - Valuation and Qualifying Accounts

	Balance at beginning of period	Additions	Deductions	Balance at end of period
	(in thousands)
Year ended December 31, 2017
Allowance for doubtful accounts	$24	$26	$(26)	$24
Allowance for customer returns	4,106	7,516	(8,490)	3,132
Income tax valuation allowance	315,915	10,199	—	326,114
Year ended December 31, 2016
Allowance for doubtful accounts	$24	$28	$(28)	$24
Allowance for customer returns	1,444	7,789	(5,127)	4,106
Income tax valuation allowance	127,328	188,587	—	315,915
Year ended December 31, 2015
Allowance for doubtful accounts	$24	$—	$—	$24
Allowance for customer returns	1,118	4,513	(4,187)	1,444
Income tax valuation allowance	105,638	21,690	—	127,328

All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.